Exhibit 99.1

For Immediate Release

Danka Announces New Chairman and Chief Executive Officer

ST. PETERSBURG, FLORIDA (March 14, 2006) - Danka Business Systems PLC (NASDAQ: DANKY) announced the appointment of A.D. Frazier as its Chairman and Chief Executive Officer effective today. Mr. Frazier has been President and Chief Operating Officer of Caremark Rx, Inc., a Fortune 500 pharmacy benefit management company; Chairman and CEO of the Chicago Stock Exchange; Chief Operating Officer of the Atlanta Committee for the 1996 Olympic Games; President and CEO of INVESCO, now an affiliate of MVESCAP, PLC, one of the world’s largest financial asset managers and Executive Vice President of the North American Banking Group of First Chicago Corp. Since January 2005, Mr. Frazier has been involved in Alternative Dispute Resolution, including the private mediation and negotiation of complex business issues.

Danka’s outgoing Chief Executive Officer, Todd Mavis, will be leaving the company after a transition period and will also resign his directorship with the company to pursue other interests. Danka’s Chairman of the Board, W. Andrew McKenna, has relinquished the Chairmanship of the company to Mr. Frazier and will remain on the company’s Board of Directors.

“We are very pleased to bring A.D. Frazier to the company at this time,” said McKenna. “A.D. brings a unique set of experiences to Danka, having served in numerous executive leadership positions. He is a seasoned executive with a track record of success. I would also like to thank Todd Mavis for his years of excellent service to the company,” continued McKenna. “Todd has done a good job under very difficult conditions. Through advancements in our Managed Print Services Strategy he has strategically positioned the company for success and, furthermore, has driven substantial cost out of the business. Todd will assist A.D. in the transition process and we expect A.D.’s background will bring significant value to Danka now and in the future. I believe the company is moving in the right direction and look forward to a bright future under our new leadership.”

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Cheley Howes, 727-622-2760
Danka London – Paul G. Dumond, 44-207-605-0154

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.